                                                                  EXHIBIT 10(ii)


                   SETTLEMENT AND TEMPORARY SERVICES AGREEMENT


         THIS SETTLEMENT AND TEMPORARY SERVICES AGREEMENT (this "Agreement"), is entered into as of the 31st day of August, 2001, by and among Midway Games Inc., a Delaware corporation ("MGI"), Midway Home Entertainment Inc., a Delaware corporation ("MHEI"), Midway Amusement Games, LLC, a Delaware limited liability company ("MAG"), Midway Games West Inc., a California corporation f/k/a Atari Games Corporation ("MGW"), Midway Interactive Inc., a Delaware corporation ("Midway Interactive"), WMS Industries Inc., a Delaware corporation ("WMS"), Williams Electronics Games, Inc., a Delaware corporation ("WEG"), and WMS Gaming Inc., a Delaware corporation ("Gaming"). As the context requires and as used herein, the term "MGI" may sometimes refer to MGI and/or its Affiliates, and the term "WMS" may sometimes refer to WMS and/or its Affiliates.

         WHEREAS, on April 6, 1998, WMS distributed all of it shares of MGI's common stock to holders of the shares of WMS' common stock outstanding on March 31, 1998 (the "Distribution"); and

         WHEREAS, prior to the Distribution, MGI had been a majority-owned subsidiary of WMS; and

         WHEREAS, both prior to and in connection with the Distribution, WMS, MGI and various Affiliates of each of them entered into a number of agreements setting forth certain continuing arrangements between the Parties, as more specifically defined herein by the term "Subject Agreements"; and

         WHEREAS, the Parties hereto agree and acknowledge that certain rights and obligations of MGI under the Subject Agreements related to MGI's coin-op business have been assigned to and assumed by MAG; and

         WHEREAS, the Parties desire to amend, modify or terminate certain of the Subject Agreements, and to set forth the terms of certain other arrangements, all as specified herein;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties to this Agreement hereby agree as follows:

1. DEFINITIONS. The following terms have the definitions hereinafter indicated whenever used in this Agreement with initial capital letters:

         "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

         "Confidentiality and Non-Competition Agreement" means the Confidentiality and Non-Competition Agreement dated as of the 6th day of April, 1998 between WMS and MGI, together with all amendments thereto.

         "Information Systems Service Agreement" means the Information Systems Service Agreement dated as of April 6, 1998 between WEG and MGI, together with all amendments thereto.

         "Manufacturing Agreement" means the Manufacturing Agreement dated as of the 6th day of April, 1998 between WEG and MGI, together with all amendments thereto.

         "Net Lease" means the Net Lease by and between WEG and MAG and attached as Exhibit 7(a) hereto, to be entered into simultaneously with the execution and delivery of this Agreement by the Parties.

         "Party" or "Parties" means the parties signatory to this Agreement.

         "Patent License Agreement" means the Patent License Agreement effective as of July 1, 1996 by and between WEG, Gaming and MGI, together with all amendments thereto.

         "Person" means any individual, partnership, corporation, limited liability company, trust, business trust, joint venture, unincorporated association, joint-stock company, governmental agency or entity, or other entity.

         "Right of First Refusal Agreement" means the Right of First Refusal Agreement dated as of the 6th day of April, 1998 between WMS and MGI, together with all amendments thereto.

         "Roscoe Building" means the building located at 2704 Roscoe Street, Chicago, Illinois 60618.

         "Spare Parts Sales and Service Agreement" means the Spare Parts Sales and Service Agreement dated as of the 6th day of April, 1998 among WEG, MGI and MGW, together with all amendments thereto.

         "Subject Agreements" means, collectively, the Confidentiality and Non-Competition Agreement, the Information Systems Service Agreement, the Manufacturing Agreement, the Patent License Agreement, the Right of First Refusal Agreement, the Spare Parts Sales and Service Agreement, the Tax Indemnification Agreement, the Tax Sharing Agreement, the Temporary Support Services Agreement and the Third Parties Agreement.

         "Tax Indemnification Agreement" means the Tax Indemnification Agreement entered into as of the 6th day of April, 1998 by and between WMS and MGI, together with all amendments thereto.

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         "Tax Sharing Agreement" means the Tax Sharing Agreement entered into as of the 1st day of July, 1996, by and among WMS, MGI and the direct and indirect wholly-owned subsidiaries of MGI named therein, including, without limitation, MHEI, Midway Interactive and MGW, together with all amendments thereto.

         "Temporary Support Services Agreement" means the Temporary Support Services Agreement dated as of the 6th day of April, 1998 between WMS and MGI, together with all amendments thereto.

         "Third Parties Agreement" means the Third Parties Agreement dated as of the 6th day of April, 1998 between WMS and MGI, together with all amendments thereto.

         "3401 Building" means the building located at 3401 North California Avenue, Chicago, Illinois 60618.

         "Waukegan Facility" means the building located at 800 South Northpoint Boulevard, Waukegan, Illinois 60085.

2.       MANUFACTURING AGREEMENT.

         (a) Each of WEG and MGI hereby waive the six months' prior written notice of termination required by Section 2 of the Manufacturing Agreement, and hereby agree that the Manufacturing Agreement is terminated effective as of September 30, 2000; provided, however, such termination shall not affect the rights or obligations of WEG and MGI under the Manufacturing Agreement with respect to any claims arising under such Agreement prior to its termination.

         (b) Each of WEG and MGI hereby agree and acknowledge that, solely with respect to the charges for all of the work done for MGI pursuant to the Manufacturing Agreement during the period beginning on July 1, 2000 and ending on September 30, 2000, for which MGI supplied all of the parts at its own expense, Section 8 of the Manufacturing Agreement shall be amended as follows:

                  (i) the phrase "plus 9%" shall be deleted from Section 8.1;

                  (ii) Section 8.2 shall be deleted in its entirety and replaced with the following: "Midway shall pay for actual direct hourly labor identified to Midway products at WEG's actual hourly wage rates and fringe benefit costs for such labor, and Midway shall pay for a percentage of the cost of all salaried labor identified to Midway products based on the percentage of time such personnel devoted to Midway products."

                  (iii) MGI and WEG hereby agree and acknowledge that, for purposes of Section 8.3, the 65% allocation to MGI pursuant to Section
         4.3 of the Manufacturing Agreement shall apply.

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                  (iv) The first sentence of Section 8.4 is hereby deleted in its entirety. Such sentence reads as follows: "All costs of WEG to be paid by Midway as described in this Agreement shall be increased by a 9% fee."

         (c) MGI has purchased from WMS certain parts and equipment located at the Waukegan Facility at agreed upon prices.

         (d) MGI shall remove, at its own expense, all of its inventory, parts, equipment and personnel from the Waukegan Facility on or prior to October 31, 2000.

         (e) WMS hereby agrees and acknowledges that MGI and/or its Affiliates may solicit and employ those persons listed on Exhibit 2(e) attached hereto, and that such solicitation and employment is hereby excluded from the non-solicitation provisions of Section 4 of the Confidentiality and Non-Competition Agreement. In the event MGI desires to offer employment to any such individuals listed in Exhibit 2(e), which decision shall be in MGI's sole discretion, MGI shall solicit such individuals with the understanding that each of them has voluntarily terminated their employment with WMS, and such individuals shall be hired by MGI at the same seniority level as they enjoyed at WMS.

3.       SPARE PARTS SALES AND SERVICE AGREEMENT.

         (a) Each of WEG and MGI hereby waive the six months' prior written notice of termination required by Section 3 of the Spare Parts Sales and Service Agreement, and hereby agree that the Spare Parts Sales and Service Agreement is terminated effective as of September 30, 2000.

         (b) MGI (or its designated Affiliate) has purchased from WEG certain spare parts at agreed upon prices.

4. INFORMATION SYSTEMS SERVICE AGREEMENT. Pursuant to Section 7.10 thereof, WEG and MGI hereby amend the Information Systems Services Agreement as follows:

         (a) Section 1 of the Information Systems Services Agreement is hereby deleted in its entirety and replaced with the following:

         "1. Standard Services to be Supplied. WEG shall provide MGI with access to its production and test computer systems for business applications and will perform all non-project related support for the computer systems including 5 Month Ends, 1 Year End, and 1 Physical Inventory for those MGI subsidiaries and/or affiliates which currently reside on the AS 400 ("Subsidiaries"). In addition, WMS will perform all support for the computer systems through the expiration of this Agreement, including, without limitation, helpdesk support for the AS 400. For purposes of this Agreement, "Month End(s)" and "Year End(s)" shall be defined as services consisting of submission of business jobs and the sequential closing of (i) order entry, (ii) billing, (iii) ordering, (iv) purchasing, (v) accounts receivable, and (vi) accounts payable, on a monthly and calendar year basis, respectively. "Physical Inventory" shall be defined as services

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consisting of suspending user options during inventory, preparing inventory files for inventory, and performing inventory-balancing jobs."

         (b) Section 2 of the Information Systems Services Agreement is hereby deleted in its entirety and replaced with the following:

         "2. Payment for Standard Services. In consideration for the services provided by WEG pursuant to Section 1 of this Agreement, Midway shall pay WEG an amount equal to $5,000 per week, as indicated on monthly invoices delivered by WMS to Midway. Midway shall make payment to WEG within ten (10) days after receipt by Midway of each invoice."

         (c) Section 3 of the Information Systems Services Agreement is hereby deleted in its entirety and replaced with the following:

         "3.      Other Services to be Supplied.
                  3.1 Special Projects. Upon Midway's request, WEG may provide any such other services to Midway not specifically described in Section 1 of this Section 3. Such requested services shall be provided to Midway through a mutually-agreed upon outside service provider ("Consultant"), who shall be engaged by WEG on behalf of Midway. Notwithstanding the foregoing, WEG reserves the right to refuse such requests subject to its own resource availability and needs.
                  3.2 Payment for Requested Services. In consideration for the requested services provided by WEG pursuant to this Section 3, Midway shall pay WEG an amount equal to the cost to WEG of the Consultant, as indicated on monthly invoices delivered by WEG to Midway. WEG shall attach a copy of Consultant's invoice to WEG to each such monthly invoice to Midway. Midway shall make payment to WMS within ten (10) days after receipt by Midway of each invoice."

         (d) Section 5 of the Information Systems Services Agreement is hereby deleted in its entirety and replaced with the following:

         "5. Effective Date and Term. This Agreement is effective as of July 1, 2001 and will continue in effect until December 31, 2001. WEG hereby grants to Midway one (1) option to renew this Agreement for a term of three (3) months, subject to the terms and conditions set forth herein. Notwithstanding the foregoing, during the term of the renewal period, Midway shall be only be entitled to 3 Month Ends and 1 Physical Inventory. In addition, during such renewal period, WEG shall not offer any services described in Section 3. Midway's option to renew shall be exercised by Midway's written notice (which shall be irrevocable) to WEG of its exercise of such option not later than fifteen (15) days prior to expiration of this Agreement."

         (e) except as specifically amended by this Section 4, the Information Systems Services Agreement shall remain in full force and effect.

5. TEMPORARY SUPPORT SERVICES AGREEMENT. Pursuant to Section 4.10 thereof, WMS and MGI hereby amend the Temporary Support Services Agreement as follows:


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         (a) Section 1 of the Temporary Support Services Agreement is hereby deleted in its entirety and replaced with the following:

         "1. Services to be Supplied. WMS shall supply to Midway the services listed on the Schedule of Services attached hereto, along with other agreed-upon services, all to the extent requested from time to time by Midway. All such services shall be supplied by WMS during the term specified on the Schedule of Services attached hereto. "

         (b) Section 2 of the Temporary Support Services Agreement is hereby deleted in its entirety and replaced with the following:

         "2. Payment for Services. In consideration for the services provided by WMS pursuant to this Agreement, Midway shall pay WMS an amount equal to its direct or allocated cost (including, without limitation, wages, salaries, fringe benefits and materials), as further described on the Schedule of Services attached hereto, and as indicated on monthly invoices delivered by WMS to Midway. Midway shall make payment to WMS within thirty (30) days after receipt by Midway of each invoice."

         (c) Section 3 of the Temporary Support Services Agreement is hereby deleted in its entirety and replaced with the following:

         "3. Effective Date and Term. This Agreement is effective as of April 6, 1998 and shall continue in effect until (i) the termination of all services to be provided by WMS to Midway pursuant to the Schedule of Services, or (ii) Midway ceases to occupy the premises of the Roscoe Building; provided, however, notwithstanding anything to the contrary set forth in Section 4.10 hereof, Midway may terminate this Agreement at any time by delivery of written notice to WMS."; and

         (d) except as specifically amended by this Section 5, the Temporary Support Services Agreement shall remain in full force and effect.

6. RIGHT OF FIRST REFUSAL AGREEMENT. Pursuant to Section 4.10 thereof, WMS and MGI hereby amend the Right of First Refusal Agreement as follows:

         (a) the phrase "of its manufacturing plant located in Waukegan, Illinois (the "Waukegan Plant")" in the fourth WHEREAS clause on page 1 of the Right of First Refusal Agreement is hereby deleted in its entirety and replaced with the following phrase:

                  "of the South parking lot behind the building located as 3325 North California Avenue, Chicago, Illinois (the "South Parking Lot")"; and

         (b) the phrase "Waukegan Plant" is hereby replaced with the phrase "South Parking Lot" in each and every place in which such phrase appears in the Right of First Refusal Agreement; and


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         (c) except as specifically amended by this Section 6, the Right of
First Refusal Agreement shall remain in full force and effect.

7. ROSCOE BUILDING; PARKING; NET LEASE. It is currently contemplated that WMS shall move personnel and equipment from the 3401 Building and the Roscoe Building to the Waukegan Facility, including the manufacturing operations currently located in the 3401 Building. WMS shall then renovate the 3401 Building to create a facility for its engineers. Such renovations have a current target start date of August 2001. It is also currently contemplated that MGI shall move its personnel and equipment from the 3401 Building into the Roscoe Building when WMS makes the Roscoe Building available for use by MGI. In connection with these relocations and renovations, the Parties agree as follows:

         (a) Simultaneously with the execution and delivery of this Agreement, WEG and MAG shall enter into the Net Lease for the Roscoe Building, which Net Lease shall become effective on the date that WMS and its Affiliates vacate the Roscoe Building in a manner that allows MGI and its Affiliates to occupy that space. The Parties anticipate that such date shall be on or about August 1, 2001. Prior to the effective date of the Net Lease, WMS and MGI shall identify the fixtures and equipment which will remain in the Roscoe Building upon the effectiveness of the Net Lease, and WMS shall remove all other equipment, such as workstations and furniture.

         (b) Prior to the date on which the Net Lease becomes effective, WMS shall allow MGI's personnel and equipment to remain in the 3401 Building in a manner which will not disrupt their normal course of business.

         (c) Subject to WMS' own parking requirements, WMS shall provide MGI with the use of parking spaces in the East, South, North and West parking lots until such time as MGI notifies WMS that such parking accommodations are no longer necessary, subject to the terms of WMS' leases, as applicable. The parties agree and acknowledge that they will negotiate a retroactive allocation to MGI of payment based on WMS' actual out-of-pocket cost and pro-rated based on the percentage of total available parking spaces used by MGI personnel on a per lot basis. MGI shall provide WMS on a quarterly basis with accurate records and documentation with respect to MGI personnel usage of any parking spaces. WMS shall provide MGI with documentation supporting its calculation of actual out-of pocket costs and MGI personnel usage. Such payments shall be calculated on a quarterly basis.

         (d) To the extent that access through the Roscoe Street entrance is not available, WMS shall grant to MGI a right to ingress and egress through the WMS South Parking Lot to the Boatyard Parking Facility, provided that such rights terminate in the event that MGI does not exercise the Right of First Refusal, when available.

8. CONTINUATION OF CERTAIN SUBJECT AGREEMENTS. Except as specifically amended or modified by this Agreement, the Patent License Agreement, the Tax Sharing Agreement, the Confidentiality and Non-Competition Agreement, the Third Parties Agreement, the Tax Indemnification Agreement and the Tax Separation Agreement shall remain in full force and effect.


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

9. COOPERATION. Each of the Parties hereto shall take such actions and execute such documents and instruments as may be reasonably requested by the other Party to implement the terms and provisions of this Agreement. In addition, each Party shall use its best efforts to:

         (a) fully reconcile the intercompany balances through the end of the term of this Agreement;

         (b) assist in any third party billing or collections required under any of the Subject Agreements; and

         (c) assist in the re-delivery of misdirected mail, misdirected invoices and other correspondence.

10.      INSURANCE; INDEMNIFICATION.

         (a) Each Party shall maintain products liability insurance for three years after the date hereof, in amounts reasonably customary in such Party's industry, with respect to products previously manufactured or sold by it under any of the Subject Agreements.

         (b) No Party shall be liable for any loss, damage, claim, action or proceeding ("Loss") suffered by the other Parties hereto, unless such Loss arises from or is caused by such Party's negligence, fraud or willful misconduct, and such Party agrees to indemnify, defend and hold harmless the others (and their respective directors, officers, employees and agents) from any Loss arising from such negligence, fraud or willful misconduct.

         (c) The Party required to indemnify hereunder (the "Indemnitor"), upon demand by another Party (an "Indemnitee"), at the Indemnitor's sole cost and expenses, shall resist or defend against any Loss arising form this Agreement that is asserted against the Indemnitee (in the Indemnitee's name, if necessary), using such attorneys as the Indemnitee shall approve, which approval shall not be unreasonably withheld or delayed. The Indemnitor shall not settle or compromise any Loss on behalf of the Indemnitee without the written consent of the Indemnitee, which consent shall not be reasonably withheld or delayed.

11. ASSIGNMENT. No Party shall, without the prior written consent of all of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed, assign any right or delegate any obligations under this Agreement to any Person other than an Affiliate of the assigning or delegating Party; provided, however, no Party shall avoid the provisions of this Agreement by assigning any right or delegating any obligation under this Agreement to one or more Affiliates and then disposing of all or any portion of such Party's interest in any such Affiliate.

12. BINDING AGREEMENT, ETC. This Agreement and all terms, provisions and conditions hereof shall inure to the benefit of and be binding on the Parties hereto and, except as otherwise provided herein, to their respective successors and permitted assigns. Nothing herein, express or implied, shall be construed to give any other Person any legal or equitable rights hereunder. No


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Person shall be deemed to be a third party beneficiary of this Agreement.
Nothing herein shall be construed to be an admission or waiver of any rights, claims and defenses the Parties may have against third parties, which rights, claims and defenses the Parties specifically reserve.

13. HEADINGS. All section headings in this Agreement are for convenience of reference only, are not intended to qualify the meaning of any section, and in no way define or limit the scope or intent of any provision or part hereof.

14. COUNTERPARTS. This Agreement may be executed in several counterparts, and all so executed shall constitute one and the same Agreement, binding on all of the Parties hereto, notwithstanding that all of the Parties are not signatories to the original or same counterpart.

15. "HEREOF," ETC. The terms "hereof, " "herein" and "hereunder" and terms of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, Section, clause, definition, Schedule and Exhibit references contained in this Agreement are references to Sections, clauses, definitions, Schedules and Exhibits in or to this Agreement.

16. INCLUDING. Whenever the term "including" (whether or not that term is followed by the phrase "but not limited to" or "without limitation" or words of similar effect) is used in this Agreement in connection with a listing of items within a particular classification, that listing shall be interpreted to be illustrative only and shall not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.

17. TERMINOLOGY. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, the singular shall include the plural, and vice versa, as the context may require.

18. ENTIRE AGREEMENT. This Agreement, including all Schedules and Exhibits attached hereto, together with the Subject Agreements as amended, modified or terminated by this Agreement, contains the entire understanding among the Parties hereto with respect to the subject matter hereof, and supercedes all prior written or oral agreements among them with respect to the subject matter hereof.

19. AMENDMENT; NO WAIVER. This Agreement shall not be amended or modified except by a writing executed and delivered by the Parties to be charged. No amendment, modification, extension or failure to enforce any condition of this Agreement by any Party shall be deemed a waiver of any of its rights herein.

20. NO INCONSISTENT AGREEMENTS. Each Party represents and warrants to each other Party that proceeding herewith is not inconsistent in any material way with any contractual obligations, expressed or implied, undertaken with any third party.

21. SEVERABILITY. In the event that any term or provision of this Agreement shall violate any applicable statute, ordinance or rule of law in any jurisdiction in which it is used, or otherwise be


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unenforceable, such provision shall be ineffective in such jurisdiction only to the extent of such violation without invalidating any other provision hereof.

22. NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered by hand, by facsimile or by overnight courier to the Parties at the addresses listed below, or at such other addresses for a Party as shall be specified by like notice, and shall be deemed given on the date on which such notice is received:

                  For MGI, MHEI, MAG, MGW, and Midway Interactive:

                  Midway Games Inc.
                  2704 West Roscoe Street
                  Chicago, Illinois 60618
                  Fax: 773/961-2299
                  Attn: General Counsel

                  For WMS, WEG, and Gaming:

                  WMS Industries Inc.
                  800 South Northpoint Boulevard
                  Waukegan, Illinois  60085
                  Fax: 847-785-3789
                  Attn: General Counsel

23. GOVERNING LAW. The issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois. In furtherance of the foregoing, the internal law of the State of Illinois shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

24. BUSINESS DAYS. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the State of Illinois, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.


                                    * * * * *


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         IN WITNESS WHEREOF, the Parties have executed and delivered this
Agreement as of the date first written above.

                                  MIDWAY GAMES INC.

                                  By: /s/Harold H. Bach, Jr.
                                  -------------------------------
                                  Title: Executive Vice President -
                                         Chief Financial Officer

                                  MIDWAY HOME ENTERTAINMENT INC.

                                  By: /s/Harold H. Bach, Jr.
                                  -------------------------------
                                  Title: Vice President - Finance
                                         and Treasurer

                                  MIDWAY AMUSEMENT GAMES, LLC

                                  By: /s/Harold H. Bach, Jr.
                                  -------------------------------
                                  Title: Senior Vice President - Finance,
                                         Treasurer & Chief Financial
                                         Officer

                                  MIDWAY GAMES WEST INC.

                                  By: /s/Harold H. Bach, Jr.
                                  -------------------------------
                                  Title: Senior Vice President - Treasurer

                                  MIDWAY INTERACTIVE INC.

                                  By: /s/Harold H. Bach, Jr.
                                  -------------------------------
                                  Title: Vice President - Finance  and
                                         Treasurer

                                  WMS INDUSTRIES INC.

                                  By: /s/ Orrin J. Edidin
                                  -------------------------------
                                  Title: Executive Vice President, Chief
                                         Operating Officer, Secretary &
                                         General Counsel

                                  WILLIAMS ELECTRONICS GAMES INC.

                                  By: /s/ Orrin J. Edidin
                                  -------------------------------
                                  Title: Executive Vice President, Chief
                                         Operating Officer, Secretary &
                                         General Counsel


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


                                  WMS GAMING INC.

                                  By: /s/ Orrin J. Edidin
                                  -------------------------------
                                  Title: Executive Vice President, Chief
                                         Operating Officer, Secretary &
                                         General Counsel


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LIST OF SCHEDULES
-----------------

Schedule of Services

LIST OF EXHIBITS
----------------

Exhibit 2(e)      -        Former Employees of WMS Solicited/Hired by MGI
Exhibit 7(a)      -        Net Lease


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                              SCHEDULE OF SERVICES



================================================================================
DESCRIPTION              CALCULATION               TERMINATION
OF SERVICES              OF COST                   EVENT/DATE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Use of model shop        Based on actual usage     Upon notice from MGI to
in the 3401 Building     at hourly rates to be     WMS, or in the event that
                         agreed upon among the     MGI ceases to occupy
                         Parties                   the Roscoe Building
--------------------------------------------------------------------------------
Use of blueprint room    Based on actual usage     Upon notice from MGI to
in the 3401              at hourly rates to be     WMS, or in the event that
                         agreed upon among the     MGI ceases to occupy
                         Parties                   the Roscoe Building
--------------------------------------------------------------------------------
Vending Machine Services TBD*                      Upon notice from MGI to
                                                   WMS, or in the event that
                                                   MGI ceases to occupy
                                                   the Roscoe Building
================================================================================
* The parties agree and acknowledge that they will negotiate a retroactive allocation of payment based on actual cost and/or known usage. Such payments shall be calculated on a quarterly basis.